Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Forms S-3D Registration Statement Nos. 333-40211 and 333-130721) and in the Registration Statements (Forms S-8 Registration Statements Nos. 333-60089, 333-128278, and 333-109018) pertaining to certain stock award, stock option, stock incentive and stock bonus plans of Community Bank Shares of Indiana, Inc., of our report dated March 29, 2011, appearing in this annual report on Form 10-K for Community Bank Shares of Indiana, Inc. for the year ended December 31, 2010.

/s/ Crowe Horwath LLP

Louisville, Kentucky
March 29, 2011